EXHIBIT 10.1

Foreign Representation Agreement

This Foreign Representation Agreement (the “Agreement”), dated as of (contract start date), (the “Effective Date”) is between brooqLy, Inc., a Nevada corporation with its registered office at 10101 S. Roberts Rd Suite 209, Palos Hills, IL USA, 60645, tax identification no. 86-2265420 (the “Company), and (agent Legal Name), a corporation duly organized and registered under the laws of (country), with its registered office at (agent address), tax identification no. (agent Tax ID), that will act in the capacity of an Agent for the Company (the “Agent”).

WHEREAS

A.

The Company is the holder and provider of a software platform, with intellectual property components, that provides an infrastructure for Consumers, Brands, Products, and Retail Shops, including bars, restaurants, and cafes (the “Shops”) to interact and interconnect (the “Platform”).

B.	The Agent has the knowledge and experience to market the Platform within the assigned Territory.

C.	Pursuant to the terms contained herein, the Agent shall act as the Company’s representative in connection with its sales and marketing of the Platform in the assigned Territory.

D.	The Platform and all Intellectual Property Rights are the exclusive property of the Company at all times and the Agent will have no such ownership rights at any time.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein to set forth, the parties hereby agree as follows:

1.	APPOINTMENT AND TERRITORY

1.1	The Company appoints the Agent as its exclusive agent in the Territory of (country name) for the sales and marketing of its software platform.

1.2	In consideration of the respective obligations of the Parties, the Company grants to the Agent the non-transferrable right to use the myTreat name, logo, and associated brand assets, as defined in Exhibit B: Brand

2.	DURATION AND RENEWAL

2.1	The term of the agreement shall be 3 years after the Effective Date, on (Date), (the “Term”).

1

Foreign Representation Agreement

2.2.	The Term shall be automatically renewed for subsequent 3-year periods upon expiration of the Term (each such extension also a "Term") under the same terms and conditions as those applicable to the previous Term, subject to the Agent meeting the specified annual revenue targets for each of the 3 years of the Term, as defined in Exhibit A: Annual Targets and Profit Sharing. It is agreed, however, however that the Term shall still be automatically extended even if the Agent has failed to meet one or several annual targets due to force majeure, pandemics, or other similar circumstances outside Agent’s control. For the avoidance of any doubt, the annual revenue targets for each Term shall be those specified for year 3 of the previous Term, adjusted by a percentage to be negotiated, mutually agreed, and stipulated in an Exhibit to be signed by the parties prior to expiration of each Term. Should the parties fail to reach an agreement by the expiration of the Term, the Term shall be automatically extended and the annual revenue targets for the additional Term shall be:

(i) incremented by 5% year over year, during the first two extensions of the Term and

(ii) those applicable for year 3 of the previous Term, for any subsequent extension of the Term.

3.	COMPANY’S OBLIGATIONS

3.1.	COMPANY warrants that as at the Effective Date, it is the owner of the Platform.

3.2.	COMPANY will provide the Agent and the Agent's employees or collaborators initial and on-going training regarding use of the Platform, including tutorials and/or printed or digital support (e.g., video, pdf. documentation etc.), and/or other media forms, and/or marketing and branding materials, and market studies to support the Platform.

3.3	COMPANY shall be responsible for maintaining the Platform in workable and functionable order.

3.4.	COMPANY shall provide to the Agent real-time access to data and analytics pertaining to the activity in the Territory.

3.5	COMPANY shall be responsible for paying Agent the fees specified in Exhibit A: Annual Targets and Profit Sharing.

3.6	COMPANY shall be responsible for the global marketing and brand identity of the Platform.

4.	AGENT’S OBLIGATIONS

	4.1	The Agent shall use its best efforts to meet the targets reflected in Exhibit A: Annual Targets and Profit Sharing.

	4.2	The Agent shall adhere to the Company’s Brand Guidelines reflected in Exhibit B: Brand Guidelines

2

Foreign Representation Agreement

4.3

The Agent shall ensure that any marketing or presentation material pertaining to the Platform be approved by the Company. The Agent shall be liable for any reputational or image damages caused to the Company that fails to obtain the Company’s approval and/or materially deviates from the Company’s approved marketing or presentation material.

4.4	The Agent shall

(i)	observe the applicable Laws in the Territory;

(ii)	observe its obligations towards the Shops and Consumers;

(iii)

provide the Company with all information reasonably required by the Company which is objectively necessary to ensure compliance with the applicable administrative and legal requirements for the Platform’s operations;

(v)	diligently observe the Company’s ownership and Intellectual Property Rights of the Platform;

(x)	promptly, where possible, notify the Company of any actual, threatened, or suspected infringement of any of Company’s Intellectual Property Rights within the Territory;

5.	CONFIDENTIALITY

5.1

Before or after the Effective Date, the Parties or their Affiliates may exchange information under this Agreement, which shall be deemed confidential if disclosed in any form or manner, marked or reasonably considered confidential, including information relating to their business, activities, products, software, services, data, techniques, strategies, processes, etc. (“Confidential Information”).

5.2

Confidential Information excludes any information that (i) is or becomes publicly available, through no fault of the recipient; (ii) was rightfully acquired by or already known to the recipient without an existing confidentiality obligation. The receiving Party will not use or disclose the Confidential Information to anyone, other than to its and its affiliates' employees, officers, directors, partners, shareholders, agents, attorneys, accountants or advisors who are bound by similar confidentiality obligations and who have a need to know such Confidential Information. The receiving Party may disclose the Confidential Information to comply with the applicable law or a valid order of a court of law or other governmental body, only after promptly notifying the disclosing Party and only to the extent required. The receiving Party shall assist the disclosing Party to prevent or limit the disclosure. The obligations under this section shall continue in full force and effect following the date of termination of this Agreement for 3 years, except that with respect to any trade secrets in relation to which the obligations shall exist for so long as such information remains a trade secret under applicable law.

5.3.

The Agent acknowledges that if it provides any suggestions or feedback to the Company, the Company will be entitled to use any suggestions or feedback, in any way and for any purpose, without any obligation of confidentiality by the Company.

3

Foreign Representation Agreement

6.	NOTICES

6.1.

Any notice or other communication given or made under, or in connection with the matters contemplated by, this Agreement shall only be effective if it is in writing, which includes email transmission. Any such notice or communication shall be sent to a Party at its address listed below (provided that a Party may change its notice details on giving notice to the other Party of the change in accordance with this section), for the attention of the individual set out below and will be effective the earlier of (i) being received if confirmation of such delivery is received, or refused by the Party, or (ii) the fifth Business Day after being sent, provided the recipient mail server has not rejected the same for any reason.

Company, to the attention of:

Panagiotis Lazaretos, CEO

plazaretos@brooqly.com

Agent, to the attention of:

(agent CEO Name), CEO

(agent CEO email address)

7.	ASSIGNMENT AND OTHER DEALINGS

7.1

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or otherwise disposed of by either Party without the prior written consent of the other Party, not to be unreasonably withheld or delayed. Any assignment in violation of this section shall be null and void and upon such assignment the non-assigning Party shall have the right to terminate this Agreement.

7.2

As an exemption to the interdiction set out in clause 7.1. above, subject to written approval of the Company, the Agent shall be able substitute himself with, and assign all its rights, interests and obligations under this Agreement to, a subsidiary of the Agent. Such substitution and assignment shall become binding on the Company upon receipt of the Agent’s notice of assignment indicating the statutory details of the assignee.

8.	RIGHTS AND REMEDIES

8.1

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy. Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

8.2

In case this Agreement shall be terminated prior to the expiry of the Duration for reasons other than Agent’s fault, the Company shall promptly repay the Agent all costs incurred by the Agent in relation to this Agreement until the date of termination with a minimum of $100,000 per year.

4

Foreign Representation Agreement

9.	APPLICABLE LAW AND JURISDICTION

9.1.

This Agreement and any dispute, proceedings or claim of whatever nature arising out of or in any way related to this Agreement or its formation or its termination (including any non-contractual disputes or claims) shall be governed by and construed in accordance with Nevada law.

9.2.	Any dispute under or related to this Agreement, including with respect to the execution, performance or termination thereof, shall be settled by the Nevada courts.

10.	NO WARRANTY

10.1

The use of the Platform is at Agent’s own risk and the Platform is provided on an “as is” and “as available” basis. Neither Company, nor its affiliates, officers, employees, or agents, make any warranty of any kind (express, implied, statutory or otherwise) regarding the Platform. To the maximum extent permitted by applicable law, Company specifically disclaims all other warranties, including availability, merchantability, fitness for a particular purpose and non-infringement.

IN WITNESS WHEREOF, Company and Agent have executed this Agreement effective as of the date and year first written above.

FOR	brooqLy, Inc	FOR	(agent legal name)
BY:	HELEN MARIDAKIS	BY:
TITLE:	Chief Financial Officer	TITLE:	Chief Executive Officer
DATE:	__/__/__	DATE:	__/__/__

SIGNATURE:		SIGNATURE:

5

Foreign Representation Agreement

Exhibit A: Annual Targets and Profit Sharing

1.	Shops

	a.	Registration Fee:	$120

	b.	Agent Share:	50%

	c.	Total Targets Number of Shops

i.	Year 1:	___

ii	Year 2:	___

iii.	Year 3:	___

2.	Consumers

	a.	Commission Fee:	20%

	b.	Agent Share:	50%

	c.	Total Commission Revenue Targets

i.	Year 1:	$_____

ii	Year 2:	$_____

iii.	Year 3:	$_____

3.	Brands

	a.	Pricing:	$40 / shop / month

	b.	Agent Share:	50%

	c.	Total Brand Revenue Targets

i.	Year 1:	$_____

ii	Year 2:	$_____

iii.	Year 3:	$_____

4.	Payments

a.	Agent shall invoice Company within first 5 days of each calendar month

b.	Company will pay Agent within 5 days of issued invoice

6